Exhibit (h)(1)(e)
AMENDMENT NO. 5 DATED MAY 20, 2008, TO THE MUTUAL FUNDS SERVICE
AGREEMENT DATED JULY 1, 2002, BETWEEN MLIG VARIABLE INSURANCE TRUST
AND J.P. MORGAN INVESTOR SERVICES CO. (“AGREEMENT”)
APPENDIX 2
Authorized Personnel
          This Amendment sets forth the names of the personnel who are authorized to give written or oral instructions to J.P. Morgan, subject to the provisions of Section 6(b)(vi):
1.	Deborah J. Adler

2.	J. David Meglen

3.	Joseph E. Justice

4.	Ann M. Strootman

5.	Lori M. Salvo
     It is the sole responsibility of the Fund to notify J.P. Morgan of any changes to this list in writing.

MLIG VARIABLE INSURANCE TRUST

By:

Deborah J. Adler
President

ATTEST:

J.P. MORGAN INVESTOR SERVICES CO.

By:

Russell E. Warren
President and Chief Executive Officer
ATTEST: